UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 21, 2026

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00663	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value	ARCC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment and Restatement of Credit Facility.

On May 21, 2026, Ares Capital Corporation (the “Company”) amended and restated its senior secured credit facility, among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent (as amended and restated, the “A&R Credit Facility”). The A&R Credit Facility, among other things, (a) increased the total commitments and loans under the A&R Credit Facility from approximately $5.312 billion to approximately $5.481 billion, (b) amended the base interest rate charged on the USD loans under the A&R Credit Facility from (x) Term SOFR (as defined in the documents governing the A&R Credit Facility) plus a credit spread adjustment of 0.10% to (y) Term SOFR, in each case plus an applicable spread described below, (c) modified certain covenant restrictions, (d) extended the expiration of the revolving period for lenders electing to extend their revolving commitments in an amount equal to approximately $4.2 billion from April 15, 2029 to May 21, 2030, during which period the Company, subject to certain conditions, may make borrowings under the A&R Credit Facility, (e) extended the stated maturity date for lenders electing to extend their revolving commitments in an amount equal to approximately $4.2 billion from April 15, 2030 to May 21, 2031 and (f) extended the stated maturity date for the lenders electing to extend their term loan commitments in an amount equal to approximately $1.0 billion from April 15, 2030 to May 21, 2031. Lenders who elected not to extend their revolving commitments in an amount equal to approximately $37.5 million and $131 million will remain subject to a revolving period expiration of April 12, 2028 and April 15, 2029, respectively, and a stated maturity date of April 12, 2029 and April 15, 2030, respectively. Lenders who elected not to extend the stated maturity of their term loans in an amount equal to $40 million, $12.5 million and $70 million will remain subject to a maturity date of April 19, 2028, April 12, 2029 and April 15, 2030, respectively.

The A&R Credit Facility is composed of a revolving loan tranche equal to approximately $4.3 billion and a term loan tranche in an amount equal to approximately $1.2 billion. The A&R Credit Facility includes an “accordion” feature that allows the Company, under certain circumstances, to increase the size of the A&R Credit Facility by an amount up to approximately $2.7 billion.

The interest rate charged on the A&R Credit Facility for lenders electing to extend the maturity of their term loans and the maturity and revolving period of their revolving loan commitments (the “Extending Lenders”) and for lenders that did not consent to such extension but consented to the same pricing as the Extending Lenders (the “Special Non-Extending Lenders”) is based on Term SOFR (or an alternate rate of interest for certain loans, commitments and/or other extensions of credit denominated in certain approved foreign currencies plus a spread adjustment, if applicable) plus an applicable spread of either 1.525%, 1.650%, 1.775% or an “alternate base rate” (as defined in the documents governing the A&R Credit Facility) plus an applicable spread of either 0.525%, 0.650% or 0.775%, in each case, determined monthly based on the total amount of the borrowing base relative to the sum of (i) the greater of (a) the aggregate amount of revolving exposure under the A&R Credit Facility and (b) 85% of the total commitments of the A&R Credit Facility (or, if higher, the aggregate amount of revolving exposure) plus (ii) other debt, if any, secured by the same collateral as the A&R Credit Facility.

The interest rate charged on the A&R Credit Facility for the lenders who are not Extending Lenders or Special Non-Extending Lenders (the “Other Lenders”) is based on Term SOFR (or an alternate rate of interest for certain loans, commitments and/or other extensions of credit denominated in certain approved foreign currencies plus a spread adjustment, if applicable) plus an applicable spread of either 1.750% or 1.875% or an “alternate base rate” (as defined in the documents governing the A&R Credit Facility) plus an applicable spread of either 0.750% or 0.875%, in each case, determined monthly based on the total amount of the borrowing base relative to the sum of (i) the greater of (a) the aggregate amount of revolving exposure under the A&R Credit Facility and (b) 85% of the total commitments of the A&R Credit Facility (or, if higher, the aggregate amount of revolving exposure) plus (ii) other debt, if any, secured by the same collateral as the A&R Credit Facility.

Additionally, the Company is required to pay a commitment fee of 0.325% per annum on any unused portion of the A&R Credit Facility for the Extending Lenders and the Special Non-Extending Lenders and a commitment fee of 0.375% per annum on any unused portion of the A&R Credit Facility for the Other Lenders. The Company is also required to pay letter of credit fees of 1.775%, 1.900% or 2.025% per annum on letters of credit issued, determined monthly based on the total amount of the borrowing base relative to the total commitments of the A&R Credit Facility and other debt, if any, secured by the same collateral as the A&R Credit Facility.

The A&R Credit Facility continues to be secured by a material portion of the Company’s assets (excluding, among other things, investments held in and by certain subsidiaries of the Company or investments in certain portfolio companies of the Company) and guaranteed by certain subsidiaries of the Company.

The A&R Credit Facility also provides for a sub-limit for the issuance of letters of credit for up to an aggregate amount of $450 million. The amount available for borrowing under the A&R Credit Facility is reduced by any letters of credit issued. The A&R Credit Facility also provides for a sub-limit for the issuance of swingline loans for up to an aggregate amount of $300 million. The amount available for borrowing under the A&R Credit Facility is reduced by any swingline loans issued.

Under the A&R Credit Facility, the Company has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities, including, without limitation, covenants related to: (a) limitations on the incurrence of additional indebtedness and liens, (b) limitations on certain investments, (c) limitations on certain asset transfers and restricted payments, (d) maintaining a certain minimum stockholders’ equity, (e) maintaining a ratio of total assets (less total liabilities not representing indebtedness) to total indebtedness, of the Company and its subsidiaries (subject to certain exceptions), of not less than 1.5:1.0, and (f) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Company and certain of its subsidiaries. These covenants are subject to important limitations and exceptions that are described in the documents governing the A&R Credit Facility. The A&R Credit Facility also continues to include usual and customary events of default for senior secured credit facilities of this nature.

In addition to the asset coverage ratio described above, borrowings under the A&R Credit Facility (and the incurrence of certain other permitted debt) will continue to be subject to compliance with a borrowing base that will apply different advance rates to different types of assets in the Company’s portfolio.

The other terms of the A&R Credit Facility remained materially unchanged. The description above is only a summary of the material provisions of the A&R Credit Facility and is qualified in its entirety by reference to a copy of the A&R Credit Facility, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit Number	Description
10.1	Seventeenth Amended and Restated Senior Secured Credit Agreement, dated as of May 21, 2026, among Ares Capital Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.
104	Cover Page Interactive Data File (embedded within Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION
Date: May 26, 2026

	By:	/s/ Scott C. Lem
	Name:	Scott C. Lem
	Title:	Chief Financial Officer and Treasurer